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                                                                    EXHIBIT 11.1



                                   LYCOS, INC.

  COMPUTATION OF SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE
                                   (UNAUDITED)


                                                                  THREE MONTHS       THREE MONTHS
                                                                     ENDED              ENDED
                                                               OCTOBER 31, 1999    OCTOBER 31, 1998
                                                               ----------------    ----------------

  Common stock, beginning of period.........................        94,891,910           71,982,903
  Weighted average common shares
    issued during the period, net...........................           677,408           11,836,996
  Common stock options and warrants
      using the modified treasury method....................

                                                               ----------------    ----------------
                                                                    95,569,318           83,819,899
                                                               ===============      ===============
Net loss....................................................      $(27,522,365)         $(3,595,933)
                                                               ===============      ===============
Basic and diluted net loss per share (1)....................      $      (0.29)         $     (0.04)
                                                               ===============      ===============
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(1)  Diluted net loss per share was not materially different from basic net loss per share.